Exhibit 99.1

UNIVERSAL INSURANCE HOLDINGS, INC. REPORTS THIRD-QUARTER

AND FIRST NINE-MONTHS 2011 FINANCIAL RESULTS

Fort Lauderdale, Fla., November 8, 2011—Universal Insurance Holdings, Inc. (the Company or Universal) (NYSE AMEX: UVE), a vertically integrated insurance holding company, reported net income of $1.0 million, or $0.02 per diluted share, in the third quarter of 2011, compared to net income of $13.1 million, or $0.32 per diluted share, for the same period in 2010. For the first nine months of 2011, the Company reported net income of $22.4 million, or $0.55 per diluted share, compared to $30.8 million, or $0.76 per diluted share, for the same period of 2010.

Third-Quarter 2011 Results

Net income and diluted earnings per share declined approximately $12.1 million and $0.30, respectively, in the 2011 third quarter compared to the same period last year. While net premiums earned improved nominally, the Company’s profitability decreased primarily as a result of net unrealized losses on investments during the 2011 third quarter. Additionally, the Company’s profitability continued to be moderated by state-mandated wind mitigation credits in Florida.

Because the investment portfolio’s changes in market value are recorded directly to revenues as unrealized gains or losses on investments on a quarterly basis, the investment returns, whether negative or positive, impact earnings results for a particular quarter. For the third quarter of 2011, net realized gains on investments of $5.9 million and net unrealized losses on investments of $16.0 million contributed a $10.1 million loss to the Company’s income before income taxes. The three months ended September 2011 was a period of particularly steep decline for the equity markets as a whole, which is reflected in the negative returns in the Company’s investment portfolio because of the mark-to-market recognition of unrealized losses during the period.

Homeowners’ and dwelling fire insurance policies serviced by Universal Property & Casualty Insurance Company (UPCIC), the Company’s wholly-owned insurance company subsidiary currently writing business, and the related direct premiums written, rose during the third quarter of 2011 compared to the same period of 2010. The fourth-quarter 2009 premium rate increases in Florida, which were 14.6 percent statewide for UPCIC’s homeowners’ program and 14.8 percent statewide for its dwelling fire policies, improved net premiums earned while contributing to profitability in the 2011 third quarter. Additionally, the premium rate increase of 14.9 percent statewide for UPCIC’s homeowners’ insurance program within the state of Florida announced in February 2011 continues to flow through UPCIC’s book of business. The effective dates for the most recent rate increase were February 7, 2011 for new business and March 28, 2011 for renewal business. UPCIC expects the approved premium rate increase to continue to have a favorable effect on premiums written and earned in future months, as new and renewal policies are written at the higher rates.

UIH Q3 and First Nine-Months 2011 Results

During the 2011 third quarter, UPCIC’s policy count continued to grow. At September 30, 2011, UPCIC serviced approximately 595,000 homeowners’ and dwelling fire insurance policies, an increase from approximately 591,000 policies at June 30, 2011, and an improvement from approximately 576,000 policies at September 30, 2010. Of these UPCIC had approximately 13,000 policies totaling approximately $15.8 million of in-force premiums at September 30, 2011 in North Carolina, South Carolina and Hawaii.

Net premiums earned grew 1.6 percent in the third quarter of 2011 compared to the same quarter in 2010, primarily as a result of an increase in the number of policies written generated by UPCIC’s agent network and rate increases, which became effective in February and March of 2011, as well as those that became effective in the latter part of 2009.

Operating costs and expenses for the third quarter of 2011 were lower compared to the third quarter of last year, as losses and loss adjustment expenses (LAE) were comparable to last year, while general and administrative expenses decreased 6.1 percent despite growth in policy count on a year-over-year basis. The net loss and LAE ratio, or net losses and LAE as a percentage of net earned premiums, improved slightly to 59.1 percent in the third quarter of 2011 compared to 60.1 percent in the third quarter of 2010 as a result of an increase in earned premiums and favorable loss experience in the current year net of adverse development related to prior years. General and administrative expenses declined primarily as a result of a decrease in performance-based bonus accruals and a decrease in bad debt expense. These decreases were partially offset by higher stock-based compensation and non-recurring credits from the recovery of Florida Insurance Guaranty Association (FIGA) assessments recorded during the third quarter of 2010.

At September 30, 2011, stockholders’ equity was $156.9 million compared to $158.2 million at June 30, 2011, and $137.3 million at September 30, 2010.

Investment Portfolio Update

For the third quarter of 2011, net realized gains on investments were $5.9 million, and net unrealized losses on investments were $16.0 million. As of September 30, 2011, the Company’s investment securities, at fair value, totaled $153.5 million, compared to $95.9 million at June 30, 2011. At September 30, 2011, 62 percent of the investment securities, at fair value, were in equity securities and 38 percent were in debt securities. At September 30, 2011, the Company’s cash and cash equivalents totaled $328.8 million compared to $356.7 million at June 30, 2011.

Cash Dividend

On August 15, 2011, Universal’s board of directors declared a cash dividend of $0.08 per share, which was paid on October 6, 2011, to shareholders of record as of September 16, 2011.

Florida Premium Rate Filing

UPCIC filed a premium rate change for its homeowners insurance program with the Florida Office of Insurance Regulation (OIR) on September 21, 2011. The rate filing, which will result in an average rate increase of approximately 14.8 percent statewide, is pending approval by OIR, and has a requested effective date of December 21, 2011 for new and renewal business. UPCIC also filed a premium rate change for its dwelling fire insurance program with the OIR on September 23, 2011. The rate filing, which will result in an average rate increase of approximately 8.8 percent statewide, is pending approval by OIR, and has a requested effective date of December 22, 2011 for new and renewal business.

UIH Q3 and First Nine-Months 2011 Results

First Nine-Months 2011 Results

For the first nine months of 2011, the Company’s net income and diluted earnings per share declined by $8.4 million and $0.21, respectively, compared to the same period of 2010. The decrease is primarily attributable to lower investment portfolio results in the first nine months of 2011, which were partially mitigated by growth in net premiums earned. For the first nine months of 2011, net realized gains on investments of $12.5 million and net unrealized losses on investments of $23.0 million contributed a $10.5 million loss to the Company’s income before income taxes. Additionally, the Company’s profitability continued to be moderated by state-mandated wind mitigation credits in Florida.

Net premiums earned improved 19.2 percent for the first nine months of 2011 compared to the same period of 2010, primarily as a result of an increase in the number of policies written generated by the Company’s agent network, as well as the previously mentioned rate increases. Meanwhile, first nine-months 2011 operating costs and expenses were higher compared to the same period of 2010, as losses and LAE increased 4.5 percent and general and administrative expenses increased 11.4 percent. Increased losses and LAE is related to the servicing of additional policies due to the growth in policy count on a year-over-year basis. Despite the increase, the net loss and LAE ratio, or net losses and LAE as a percentage of net earned premiums, improved to 55.3 percent in the first nine months of 2011 compared to 63.0 percent in the same period of 2010 as a result of higher premiums earned in the first nine months of 2011. General and administrative expenses increased in the first nine months of 2011 due to higher amortization of deferred policy acquisition costs and an increase in other general and administrative expenses compared to the same period of 2010. Increased amortization of deferred policy acquisition costs is primarily in response to an increase in commissions paid on direct premium and the associated premium taxes thereon. Higher expenses were partially offset by an increase in ceding commissions. Other general and administrative expenses increased in the first nine months of 2011 due to non-recurring credits from the recovery of FIGA assessments recorded during the nine months ended September 30, 2010, an increase in legal fees for corporate matters and an increase in insurance expense. These increases were partially offset by decreases in performance-based bonus accruals, bad debt expense and stock-based compensation.

About Universal Insurance Holdings, Inc.

Universal Insurance Holdings, Inc. is a vertically integrated insurance holding company, which through its subsidiaries, covers substantially all aspects of insurance underwriting, distribution, claims processing and exposure management. Universal Property & Casualty Insurance Company (UPCIC), a wholly owned subsidiary of the Company, is one of the three leading writers of homeowners’ insurance in Florida and is now fully licensed and has commenced its operations in North Carolina, South Carolina and Hawaii. For additional information on the Company, please visit our investor relations website at www.universalinsuranceholdings.com.

UIH Q3 and First Nine-Months 2011 Results

Forward-Looking Statements and Risk Factors

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include commentary on plans, products and lines of business, marketing arrangements, reinsurance programs and other business developments and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future results could differ materially from those described and the Company undertakes no obligation to correct or update any forward-looking statements. For further information regarding risk factors that could affect the Company’s operations and future results, refer to the Company’s reports filed with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2010 and the Form 10-Q for the quarter ended September 30, 2011.

Investor Contact:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

UIH Q3 and First Nine-Months 2011 Results

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(in thousands, except per share data)

	For the Three		For the Nine
	Months Ended September 30,		Months Ended September 30,
	2011	2010	2011	2010
PREMIUMS EARNED AND OTHER REVENUES
Direct premiums written	$171,370	$152,662	$558,024	$520,782
Ceded premiums written	(123,984)	(108,539)	(393,673)	(357,411)

Net premiums written	47,386	44,123	164,351	163,371
Decrease (increase) in net unearned premium	2,248	4,708	(17,189)	(39,865)

Premiums earned, net	49,634	48,831	147,162	123,506
Net investment income	122	66	358	377
Net realized gains on investments	5,884	6,149	12,496	11,893
Net unrealized (losses) gains on investments	(15,985)	6,281	(23,037)	6,281
Net foreign currency (losses) gains on investments	(455)	(8)	(384)	801
Commission revenue	5,192	4,423	14,313	13,469
Policy fees	3,535	3,525	12,110	12,000
Other revenue	1,486	1,468	4,400	3,489

Total premiums earned and other revenues	49,413	70,735	167,418	171,816

OPERATING COSTS AND EXPENSES
Losses and loss adjustment expenses	29,343	29,370	81,380	77,857
General and administrative expenses	18,827	20,053	48,598	43,631

Total operating costs and expenses	48,170	49,423	129,978	121,488

INCOME BEFORE INCOME TAXES	1,243	21,312	37,440	50,328
Income taxes, current	7,331	7,359	25,690	19,016
Income taxes, deferred	(7,063)	876	(10,672)	524

Income taxes, net	268	8,235	15,018	19,540

NET INCOME	$975	$13,077	$22,422	$30,788

Basic earnings per common share	$0.02	$0.33	$0.57	$0.78

Weighted average of common shares outstanding—Basic	39,190	39,167	39,177	39,076

Fully diluted earnings per common share	$0.02	$0.32	$0.55	$0.76

Weighted average of common shares outstanding—Diluted	40,330	40,276	40,536	40,386

Cash dividend declared per common share	$0.08	$—	$0.18	$0.22

	For the Three		For the Nine
	Months Ended September 30,		Months Ended September 30,
	2011	2010	2011	2010
Comprehensive Income:
Net Income	$975	$13,077	$22,422	$30,788
Change in net unrealized gains (losses) on investments, net of tax	—	409	—	(558)
Comprehensive Income:	$975	$13,486	$22,422	$30,230

UIH Q3 and First Nine-Months 2011 Results

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except per share data)

	As of	As of
	September 30,	December 31,
ASSETS:	2011	2010
Cash and cash equivalents	$328,838	$147,585
Investment securities, at fair value	153,476	224,532
Prepaid reinsurance premiums	251,342	221,086
Reinsurance recoverables	77,545	79,552
Reinsurance receivable, net	49,816	37,607
Premiums receivable, net	50,580	43,622
Receivable from securities	5,585	17,556
Other receivables	2,910	2,864
Property and equipment, net	6,597	5,407
Deferred policy acquisition costs, net	13,013	9,446
Deferred income taxes	24,120	13,448
Other assets	3,126	1,132

Total assets	$966,948	$803,837

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Unpaid losses and loss adjustment expenses	$162,954	$158,929
Unearned premiums	375,779	328,334
Advance premium	21,639	19,840
Accounts payable	4,287	3,767
Bank overdraft	34,914	23,030
Payable for securities	17,667	—
Reinsurance payable, net	128,804	75,553
Income taxes payable	16,378	8,282
Dividends payable to shareholders	3,199	—
Other accrued expenses	22,322	23,150
Long-term debt	22,059	23,162

Total liabilities	810,002	664,047

STOCKHOLDERS’ EQUITY:
Cumulative convertible preferred stock, $.01 par value	1	1
Authorized shares—1,000
Issued shares—108
Outstanding shares—108
Minimum liquidation preference, $2.66 per share
Common stock, $.01 par value	410	404
Authorized shares—55,000
Issued shares—41,010 and 40,407
Outstanding shares—39,993 and 39,388
Treasury shares, at cost—1,018 and 1,019	(3,102)	(3,109)
Additional paid-in capital	35,549	33,675
Retained earnings	124,088	108,819

Total stockholders’ equity	156,946	139,790

Total liabilities and stockholders’ equity	$966,948	$803,837